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                                                                  EXHIBIT 4.2.1


On April 30, 1998, the Board of Directors adopted the following resolution by unanimous written consent:

          "RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation,
     Article II, Section 3 of the By-Laws of the Corporation is hereby amended by deleting such section in its entirety and inserting the following in its place:

               'SECTION 3. Special Meetings. Special Meetings of the stockholders, for any purpose, unless otherwise prescribed by statute or by the Restated Certificate of Incorporation, may be called by the chief executive officer or the president and shall be called by the chief executive officer, president or secretary at the request in writing of at least 25% of the directors or stockholders entitled to vote. A call for a special meeting of stockholders shall be in writing, filed with the secretary, and shall specify the time and place of holding of such meeting and the purpose or purposes for which it is called.'"